Exhibit 4.14

Amendment No. 12 to Gilat Satellite Networks Ltd. 2008 Share Incentive Plan

Amendment No. 12
to
Gilat Satellite Networks Ltd. 2008 Share Incentive Plan
(the “Plan”)
Dated January 3, 2021

The terms of the Plan are hereby revised as follows:

In Section 6(a) of the Plan, the first sentence is hereby deleted and replaced with the following wording:

“Subject to the provisions of Section 6(b), the maximum number of Ordinary Shares that may be issued under the Plan is 7,745,112  in a fungible pool of Ordinary Shares”.

All other terms shall remain unchanged.